A SPECIAL LETTER TO SHAREHOLDERS OF (NAME OF FUND)
(date)
Dear Shareholder:

You recently received a proxy statement requesting your vote on matters relating to (name of Fund). Our records show you have not yet voted. Your vote is very important. In the next several days, representatives of the Fund will try to contact you by telephone to receive your voting instructions.

The Fund is offering shareholders like yourself who have not yet voted the opportunity to use our vote-by-phone program. (See the back of this letter.) We have included another copy of the proxy ballot and business reply envelope for your convenience in case you decide you prefer to vote by mail. In closing, we ask you to consider this proposal carefully. Your vote is important to us. Thank you.


Sincerely,


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INFORMATION ON PUTNAM INVESTMENTS' VOTE-BY-PHONE PROGRAM:

The telephone voting procedure is designed to authenticate your identity, to allow you to authorize the voting of your shares in accordance with your instructions and to confirm that your instruction have been properly recorded. If these procedures were subject to successful legal challenge, such votes would not be counted at the Fund's shareholder meeting to be held on July 7, 1994. The Fund has not sought to obtain an opinion of counsel on this matter and we are unaware of any such challenge at this time.
We will call you on a recorded line at the phone number Putnam Investments has in its records for your account, and ask you for your Social Security number or other identifying information.
You will then be given an opportunity to authorize proxies to vote your shares at the meeting in accordance with your instruc tions. To ensure your instructions have been recorded correctly, you will also receive a confirmation of your instructions in the mail.

A special toll-free number will be available in case the informa-

tion contained in the confirmation is incorrect. If you decide after you have voted that you want to attend the Fund's share holder meeting in person, you can revoke your proxy at that time and vote your shares at the meeting. If you no longer have a copy of your proxy statement, you can call us at xxx-xxx-xxxx and a copy will be promptly forwarded to you.

                     VOTE BY PHONE CONFIRMATION LETTER
                                 (WRITTEN)

                          PROXY VOTE CONFIRMATION

(SHAREHOLDER NAME & ADDRESS)

(NAME OF FUND)
Meeting of Shareholders July 7, 1994
Account:
Shares:

          Vote Received: (List proposals voted as on proxy card)

                         (FOR) (AGAINST) (ABSTAIN)

Dear Shareholder:

In connection with the above referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-xxx-xxxx immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on July 6, 1994.

To ensure your vote will be received in time for the meeting, we arranged to have your vote recorded by telephone. The voting procedure is designed to authenticate your identity and to confirm that your votes have been taken in accordance with your instructions. If these procedures were subject to successful legal challenges, such votes would not be counted at the meeting. The Fund has not sought to obtain an opinion of counsel on this matter and we are unaware of any such challenge at this time. To ensure your vote was recorded correctly, we have sent you this confirmation of your vote for your files. If you decide after you have voted that you will attend the meeting in person, you can revoke your proxy at that time and vote your shares at the meeting. If you no longer have a copy of your proxy statement, you can call us at (phone number) and a copy will be promptly forwarded to you.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)

gram4